Exhibit 10.2

FORM OF OPERATING COMPANY AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT

OF SK-EARTHLINK LLC

by and among

EARTHLINK, INC.;

SK TELECOM INTERNATIONAL, INC.;

SK-EARTHLINK MANAGEMENT CORP.

and

SK-EARTHLINK LLC

Dated as of                 , 2005

TABLE OF CONTENTS

ARTICLE 1		Definitions

1.1.	Certain Definitions

ARTICLE 2		The Operating Company and its Business

2.1.	Formation; Effectiveness

2.2.	Name

2.3.	Term

2.4.	Filing of Certificate and Amendments

2.5.	Purpose and Powers

	2.5.1	Operating Company Purpose

	2.5.2	Operating Company Powers

2.6.	Principal Office: Registered Agent

2.7.	Names and Addresses of Members

2.8.	Partnership Treatment

ARTICLE 3		Representations and Warranties

3.1.	Representations of SKTI, EarthLink and the Management Company

	3.1.1	Power and Authority

	3.1.2	Binding Agreement

	3.1.3	Notices, Reports and Filings

	3.1.4	Non-Contravention

ARTICLE 4		Transfer Restrictions

4.1.	Transfer Restrictions

	4.1.1	Lock-In Period

	4.1.2	Permitted Transfers

	4.1.3	Agreement to be Bound

	4.1.4	Effect of Transfer

4.2.	Prohibited Transferees

	4.2.1	Non-EarthLink Prohibited Transferees

	4.2.2	Non-SKT Prohibited Transferees

	4.2.3	Limitation on Prohibited Transferees

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4.3.	Right of First Refusal

4.4.	Tag-along Right

4.5.	Limitation on the Right of First Refusal and Tag-along Right

4.6.	Put-Call on Contribution Breach

ARTICLE 5		RESTRICTED SERVICES

5.1.	Restricted Services

	5.1.1	EarthLink Services

	5.1.2	SKTI Services

	5.1.3	Sales to Commercial Partners

5.2.	Products and Services Outside the Business Plan

5.3.	Wimax Enabled Devices

5.4.	CDMA Laptop Cards

5.5.	ASP

5.6.	Future Services

5.7.	Exclusivity

5.8.	Right of First Negotiation

5.9.	Availability of Injunctive Relief

ARTICLE 6		Management of The Operating Company

6.1.	Management of the Operating Company

	6.1.1	Business Plan

	6.1.2	Execute Documents

	6.1.3	Retain and Terminate Personnel

	6.1.4	Internal Controls

	6.1.5	Outside Advisors

	6.1.6	Books and Records

	6.1.7	Tax Elections

	6.1.8	Other Powers

6.2.	Compensation

6.3.	Issuances of Membership Units

6.4.	Officers

ARTICLE 7		Members

7.1.	Powers of Members

7.2.	Partition

7.3.	Place of Members’ Meetings

7.4.	Meetings

7.5.	Telephonic Meetings

7.6.	Notice of Meetings

7.7.	Waivers

7.8.	Quorum

7.9.	Proxies

7.10.	Voting Power

7.11.	Written Consent

7.12.	Liability

7.13.	Designation of Tax Matters Member: Tax Matters

	7.13.1	Audit

	7.13.2	Tax Filings

	7.13.3	Material Tax Elections

ARTICLE 8		Admission of Additional Members

8.1.	Admission

8.2.	Acceptance of Prior Acts

ARTICLE 9		Capital Contributions and Capital Accounts

9.1.	Capital Contributions

	9.1.1	Initial Capital Contributions

	9.1.2	Additional Capital Contributions

9.2.	Membership Units; Capital Contributions

9.3.	Capital Accounts

	9.3.1	Capital Account Increases

	9.3.2	Capital Account Decreases

	9.3.3	Transferee Capital Accounts

ARTICLE 10		Tax Allocations

10.1.	Allocation of Profits

	10.1.1	Prior Losses Allocated

	10.1.2	Percentage Interests

10.2.	Allocation of Losses

	10.2.1	Percentage Interest

	10.2.2	Limitation on Allocation of Losses

10.3.	Special Allocations

	10.3.1	Minimum Gain Chargeback

	10.3.2	Qualified Income Offset

	10.3.3	Elimination of Capital Account Deficits

	10.3.4	Adjustments to Capital Accounts

10.4.	Other Allocation Rules.

	10.4.1	Calculation of Profits and Losses

	10.4.2	Substantial Economic Effect

	10.4.3	Closing of the Books Method

	10.4.4	Built-in Gain or Loss

	10.4.5	Income Tax Effects

ARTICLE 11		Distributions

11.1.	Distributions

11.2.	Distribution of the Proceeds upon Dissolution

	11.2.1	Operating Company Obligations

	11.2.2	Member Loans

	11.2.3	Capital Accounts

	11.2.4	Percentage Interests

11.3.	No Withdrawal

11.4.	Mandatory Tax Distribution

11.5.	Limitations on Distributions

ARTICLE 12		Ancillary Agreements; Operating Budgets; Financial Reports

12.1.	Ancillary Agreements

12.2.	Operating Budgets

12.3.	Financial Reports.

	12.3.1	Annual Statements

	12.3.2	Quarterly Statements

	12.3.3	Monthly Statements

	12.3.4	Additional Information

12.4.	Books and Records

ARTICLE 13		Termination of The Operating Company; Liquidation and Distribution of Assets

13.1.		No Dissolution

13.2.		Events Causing Dissolution

	13.2.1	Written Consent

	13.2.2	Unlawful to Continue

	13.2.3	Order of Dissolution

13.3.		Survival

13.4.		Winding Up

13.5.		Filing of Certificate of Cancellation

13.6.		Material Breach

13.7.		Claims of the Members

ARTICLE 14		Withdrawal of a Member

14.1.		Withdrawal of a Member

14.2.		Effect of Withdrawal

ARTICLE 15		Exchange and Pre-emptive Rights

15.1.		Exchange of Membership Units

15.2.		Public Offering of Class A Common Stock

15.3.		Issuance and Conversion of Preferred Stock

15.4.		Equity Plan Compensation

15.5.		Availability of Authorized and Unissued Class A Common Stock

15.6.		Preemptive Rights

ARTICLE 16		Additional Agreements

16.1.		Maintenance of Parent Entity as a Party

16.2.		Certificates

16.3.		Security

16.4.		Lost or Destroyed Certificates

16.5.		Most Favored Company

16.6.		Most Favored Pricing

16.7.		Change of Control

16.8.		Standstill

16.9.		Non-Hire and Non-Solicitation of Employees

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16.10.	Members’ Expenses

16.11.	Insurance

16.12.	Freedom of Action

16.13.	Indemnification

ARTICLE 17		Dispute Resolution

17.1.	Dispute Resolution

	17.1.1	Negotiation Between Executives

	17.1.2	Mediation With Mutually Agreed-Upon Neutral

	17.1.3	Arbitration

	17.1.4	Tolling of Statutes of Limitation

17.2.	Right to Injunctive Relief Before Appointment of Arbitrators

ARTICLE 18		Miscellaneous

18.1.	Governing Law

18.2.	Notices

18.3.	Compliance with Applicable Laws

18.4.	Severability

18.5.	Counterparts

18.6.	Headings

18.7.	Successors and Assigns

18.8.	Entire Agreement; Amendment; Waiver

18.9.	No Relief of Liabilities

18.10.	Further Assurances

18.11.	Third Party Beneficiaries

Exhibits

Exhibit A	Business Plan

Schedules

Schedule 9.1.1	Capital Accounts

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of SK-EarthLink LLC, a Delaware limited liability company (the “Operating Company”), is made and entered into as of               , 2005, by and among SK Telecom International, Inc., a Delaware corporation (“SKTI”), EarthLink, Inc., a Delaware corporation (“EarthLink”), the Management Company (as defined in Section 1.1) and the Operating Company.

WHEREAS, the Operating Company is a joint venture established by EarthLink and SK Telecom Co., Ltd., a corporation with limited liability organized under the laws of The Republic of Korea (“SKT”), for the purpose of developing and marketing branded wireless telecommunications services, including, without limitation, handsets, voice services, data services (including CDMA laptop cards and related software), stand-alone and other wireless services within the United States;

WHEREAS, SKT, EarthLink and the Operating Company have entered into the Contribution and Formation Agreement under the terms of which the Initial Members have agreed to contribute certain assets to the Operating Company; and

WHEREAS, the Members desire to restrict the sale, transfer and distribution of the JV Securities as provided herein and to set forth certain terms and conditions by which the operation and management of the Operating Company will be conducted;

NOW, THEREFORE, in consideration of the premises, mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1.         Certain Definitions.  For the purposes of this Agreement, the following terms shall have the meanings set forth beside them in this Section 1.1.

“Act” shall mean the Delaware Limited Liability Company Act, as amended.

“Additional Capital” shall have the meaning set forth in Section 9.1.2.

“Additional Member” shall have the meaning set forth in Section 8.1.

“Adjusted Capital Account Deficit” shall have the meaning set forth in Section 10.2.2.

“Affiliate” shall mean with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person at any time during the period for which the determination of affiliation is being made.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Ancillary Agreements” shall mean, collectively, the Stockholders’ Agreement, the Contribution and Formation Agreement, and the Registration Rights Agreement.

“ASP Items” shall have the meaning set forth in Section 5.5.

“Beneficial Owner” shall mean a person deemed to have “Beneficial Ownership” of any securities pursuant to Rule 13d-3 and 13d-5 of the Exchange Act, as such rules are in effect on the date of this Agreement, as well as any securities as to which such Person has the right to become Beneficial Owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that no Initial Member shall be deemed the “Beneficial Owner” or to have “Beneficial Ownership” of, or to “Beneficially Own,” any Membership Units or Shares owned by the other Initial Member solely by virtue of the rights set forth in this Agreement.

“Board of Directors” shall mean the Board of Directors of the Management Company.

“Business Plan” shall mean the set of detailed one-year and more general five-year plans and projections with respect to the Operating Company.  Each Business Plan shall contemplate, among other matters:  (a) the markets to be covered by the Operating Company Business; (b) the activities of the Operating Company; (c) amounts that must be invested or otherwise contributed to the Operating Company by its Members, whether as capital contributions or loans, during the calendar year following that of the approval of the Business Plan, as well as the estimate for the four years immediately following; and (d) the rates of return and profitability that are expected to be obtained by the Operating Company.  The Business Plan shall include, among other matters:  (i) market and feasibility studies; (ii) financial and market projections and schedules; (iii) projected balance sheets and financial statements; (iv) projected cash flow; (v) human resources plan; (vi) projected rates of return; (vii) timetables of additional investments and other contributions and (viii) an annual budget including, among other things, anticipated revenues, expenditures (capital and operating) and cash requirements of the Operating Company for the following year (the “Operating Budget”).

“Capital Account” when used with respect to any Member shall mean the capital account maintained for such Member in accordance with Section 9.3, as said capital account may be increased or decreased from time to time pursuant to the terms of Sections 9.3.1 and 9.3.2.  The initial Capital Accounts shall be determined in accordance with Schedule 9.1.1.

“Capital Contribution” when used with respect to any Member, shall mean the amount of capital contributed by such Member to the Operating Company in accordance with the Contribution and Formation Agreement or in accordance with this Agreement, including without limitation Additional Capital.

“CEO” shall have the meaning set forth in Section 6.4.

“Certificate of Formation” shall mean the Certificate of Formation of the Operating Company filed with the Delaware Secretary of State, as amended from time to time.

“Change of Control” shall mean the transfer of Control, or sale of all or substantially all of the assets (in one or more related transactions), of a holder of Class B Common Stock, from the Person that holds such Control or assets, to another Person, but shall not include a transfer of Control, or such sale of assets, to an Affiliate of such holder of Class B Common Stock.

“Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of the Management Company.

“Class A Options” shall have the meaning set forth in Article 5.5 of the Management Company Certificate.

“Class B Common Stock” shall mean the Class B Common Stock, par value $0.01 per share, of the Management Company.

“Class B Members” shall mean EarthLink, SKTI and any permitted successors or assigns; provided that such Person or a Subsidiary or Parent Entity of such Person owns a share of Class B Common Stock .

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Class A Common Stock and the Class B Common Stock of the Management Company.

“Confidentiality Agreement” shall mean the confidentiality agreement entered into by and among EarthLink, SKT, SKTI, the Management Company and the Operating Company as of the date hereof.

“Contracts” shall mean all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments, non-governmental licenses, notes, mortgages, indentures or other obligations.

“Contribution and Formation Agreement” shall mean the Contribution and Formation Agreement, dated as of January 26, 2005, entered into by and among SKT, SKTI and EarthLink.

“Contribution Breach” shall have the meaning set forth in Section 4.6.

“Contribution Closing” shall mean the “Closing” as defined in the Contribution and Formation Agreement.

“Control” as used with respect to any Entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Entity through the ownership of voting securities or by contract.

“EarthLink” shall have the meaning set forth in the introductory paragraph.

“EarthLink Wireless” shall have the meaning set forth in Section 5.4.

“Entity” shall mean any corporation, firm, unincorporated organization, association, partnership, limited partnership, limited liability company, limited liability partnership, business trust, joint stock company, joint venture organization, entity or business.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exclusivity Period” shall have the meaning set forth in Section 5.4.

“First Party” shall have the meaning set forth in Section 4.3.

“Fiscal Year” shall mean the Fiscal Year of the Operating Company, which shall be the period commencing on January 1 in any year and ending on December 31 in such year, or such other Fiscal Year that the Management Company shall determine.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any governmental or regulatory authority, court, agency, commission, body or other similar entity.

“Initial Capital Contribution” shall have the meaning set forth in Section 9.1.1.

“Initial Member” shall mean SKTI, EarthLink and the Management Company and any of their permitted successors or assigns.

“JV Securities” shall mean the Membership Units and the Shares.

“Litigation” shall mean any pending or threatened action, arbitration, complaint, criminal prosecution, breach, violation, claim, demand or demand letter, notice of non-compliance, default or breach, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding relating to or affecting the Operating Company, its business or its assets.

“Lock-in Period” shall have the meaning set forth in Section 4.1.1.

“Losses” shall mean all losses, liabilities, damages, claims, demands, judgments, fines, penalties, interest or settlements of any nature or kind, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by any Person, but excluding lost profits, exemplary, indirect, special, incidental, punitive or consequential damages (except for any such otherwise excluded damages payable to a Third Party by the Member or the Operating Company).

“Management Company” shall have the meaning set forth in the introductory paragraph and shall include any other successor Management Company selected in accordance with the terms hereof.  Management Company shall be a “manager” of the Operating Company within the meaning of Section 18-101(10) of the Act.

“Management Company Certificate” shall mean the Certificate of Incorporation of Management Company, as in effect from time to time.

“Material Adverse Effect” shall have the meaning set forth in the Contribution and Formation Agreement.

“Material Breach” shall mean a material breach of this Agreement or the Ancillary Agreements that remains uncured for a period of ninety (90) days following receipt of notice of such breach; provided, that the cure period may be extended for an additional thirty (30) days if the breaching party is actively and diligently exerting good faith efforts to cure the breach.

“Member” shall initially mean and refer to SKTI, EarthLink and the Management Company, and shall thereafter refer to their respective successors and permitted assigns, and any other members admitted to the Operating Company in accordance with Section 8.1.

“Members’ Meeting” shall have the meaning set forth in Section 7.3.

“Membership Interest” shall mean a Member’s entire equity ownership interest in the Operating Company at any particular time, including such Member’s share of the profits and losses of the Operating Company and right to receive distributions of the Operating Company’s assets, and all other benefits to which a Member may be entitled, all in accordance with the provisions of this Agreement and the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.  The Membership Interests constitute one class of limited liability company interest in the Operating Company.

“Membership Unit” means a fractional, undivided share of the Membership Interests of all Members issued pursuant to this Agreement.

“Membership Unit Exchange Rate” shall have the meaning set forth in Section 15.1.

“Officers” shall mean the Chief Executive Officer and Chief Financial Officer of the Operating Company and such other officers of the Operating Company as shall from time to time be appointed by the Management Company until such time as any such officer is removed in accordance with the terms of his or her appointment.

“Operating Budget” shall have the meaning set forth in the definition of the Business Plan.

“Operating Company Business” shall mean the business transacted by the Operating Company and shall include the development and marketing of branded wireless telecommunications services, including, without limitation, handsets, voice services, data services (including CDMA laptop cards and related software), stand-alone and other wireless services in the United States.

“Operating Company Products and Services” shall mean the products and services which are offered and sold by the Operating Company or a Subsidiary thereof.

“Parent Entity” shall mean, with respect to any Entity that is a Subsidiary of a Person, the Person that, directly or indirectly, Beneficially Owns at least fifty percent (50%) of the equity of such Subsidiary and is not a Subsidiary of any Person.

“Parties” shall initially mean SKTI, EarthLink and the Management Company and shall thereafter include any other Person executing a counterpart of this Agreement.

“Percentage Interest” shall mean a Member’s percentage interest in the Total Outstanding Shares as determined by dividing the number of Total Outstanding Shares owned by such Member or any Subsidiary or Parent Entity of such Member by the number of Total Outstanding Shares then owned by all Members (including all Subsidiaries or Parent Entities of such Members).  The Percentage Interests owned by the Class B Members as of the Contribution Closing are set forth on Schedule 9.1.1.

“Permitted Transfers” shall have the meaning set forth in Section 4.1.2.

“Person” shall mean any natural person or Entity.

“Preferred Stock” shall mean the preferred stock of the Management Company.

“Prohibited Transferees” shall have the meaning set forth in Section 4.2.

“Provider” shall have the meaning set forth in Section 5.5.

“Public Common Stock” shall mean the Class A Common Stock that has been registered with the Securities and Exchange Commission for sale to the public.

“Public Offering” shall mean a sale of Public Common Stock to underwriters in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1, SB-2 or S-3 (or a successor form) under the Securities Act.

“Registration Rights Agreement” shall mean the Registration Rights Agreement dated as of the date hereof, entered into by and among SKT, EarthLink and the Management Company.

“Regulations” shall mean the regulations promulgated under the Code from time to time.

“Right of First Negotiation” shall have the meaning set forth in Section 5.8.

“Right of First Refusal” shall have the meaning set forth in Section 4.3.

“ROFR Percentage Interest” shall mean the percentage as determined by dividing the number of Total Outstanding Shares owned by a Second Party or any Subsidiary or Parent Entity of such Second Party by the number of Total Outstanding Shares then owned by all holders of Class B Common Stock and Subsidiaries and Parent Entities of holders of Class B Common Stock, but excluding the Shares owned by the First Party.

“ROFR Termination Date” shall have the meaning set forth in Section 4.3.

“Second Party” shall have the meaning set forth in Section 4.3.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall mean the issued and outstanding Common Stock and the Preferred Stock.

“SKT” shall have the meaning set forth in the Recitals.

“SKTI” shall have the meaning set forth in the introductory paragraph.

“Stockholders’ Agreement” shall mean and refer to the Stockholders’ Agreement dated as of the date hereof, entered into by and among SKT, EarthLink and the Management Company.

“Subject Interest” shall have the meaning set forth in Section 4.3.

“Subsidiary” shall mean, as to any Person, any Entity (i) of which such Person, directly or indirectly, owns securities or other equity interests representing fifty percent (50%) or more of the aggregate voting power or (ii) of which such Person possesses the right to elect fifty percent (50%) or more of the directors or Persons holding similar positions.  The Operating Company shall be deemed to be a Subsidiary of the Management Company.

“Tag-along Election Notice” shall have the meaning set forth in Section 4.4.

“Tag-along Right” shall have the meaning set forth in Section 4.4.

“Tax Matters Member” shall have the meaning set forth in Section 7.13.

“Third Party” shall mean any Person other than EarthLink, SKTI, SKT, the Operating Company, the Management Company or any Affiliate of the foregoing.

“Total Outstanding Shares” shall mean, from time to time, the sum of (a) the number of shares of Class A Common Stock issued and outstanding and (b) the number of shares of Class A Common Stock obtained if all issued and outstanding shares of Class B Common Stock, Membership Units and shares of convertible Preferred Stock were then converted into shares of Class A Common Stock in accordance with Articles 5.1, 5.2 and 5.4, respectively, of the Management Company Certificate.

“Transfer” shall mean any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage or other disposition or encumbrance, of any beneficial or economic interest in any JV Securities, including those by operation or succession of law, merger or otherwise.  A Transfer of JV Securities shall be deemed to have occurred upon any transfer of the stock of a Subsidiary holding the JV Securities that results in such Entity no longer being a Subsidiary of a Class B Member.  However, a Change of Control of a holder of Class B Common Stock shall not be deemed to be a Transfer.

“Transfer Notice” shall have the meaning set forth in Section 4.3.

“VOIP” shall mean voice over Internet protocol.

“VoWiFi” shall mean voice over WiFi.

“Wimax Enable Devices” shall have the meaning set forth in Section 5.3.

“Withdrawal Event” shall have the meaning set forth in Section 14.1.

ARTICLE 2
THE OPERATING COMPANY AND ITS BUSINESS

2.1.         Formation; Effectiveness.  The Operating Company has been formed as a Delaware limited liability company pursuant to Section 18-201(d) of the Act.  This Agreement shall become effective upon execution by all of the Parties hereto.

2.2.         Name.  The name of the Operating Company shall be SK-EarthLink LLC.

2.3.         Term.  The Operating Company shall continue in full force and effect until it is dissolved, wound up and terminated as hereinafter provided.  The Operating Company shall exist as a separate legal entity until the cancellation of the Certificate of Formation in accordance with the Act.

2.4.         Filing of Certificate and Amendments.  Subject to the restrictions set forth in the Management Company Certificate, the Management Company shall have the power and authority to execute and file or cause to be executed and filed any required amendments to the Certificate of Formation and do all other acts required to form the Operating Company as a limited liability company under the laws of the State of Delaware and to qualify the Operating Company to conduct business in each applicable jurisdiction.

2.5.         Purpose and Powers.

2.5.1       Operating Company Purpose.  The purposes of the Operating Company are to (i) operate the Operating Company Business, (ii) make such additional investments and engage in such additional activities as the Management Company may approve and (iii) engage in any and all activities and exercise any power permitted to limited liability companies under the laws of the State of Delaware.

2.5.2       Operating Company Powers.  The Operating Company shall have the power and authority to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Operation Company set forth in this Section 2.5 and to conduct any other lawful activity not specifically prohibited to limited liabilities companies under the laws of the State of Delaware.

2.6.         Principal Office:  Registered Agent.  The principal office of the Operating Company shall initially be located at Atlanta, Georgia and may be changed from time to time at the discretion of the Management Company.  The mailing address of the Operating Company shall be such address as may be selected from time to time by the Management Company.  The registered agent of the Operating Company shall be The Corporation Trust Company and its registered office shall be Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

2.7.         Names and Addresses of Members.  The names and addresses of the initial Members are as follows:

SK Telecom International, Inc.

The Concourse IV

1735 Technology Drive

8th Floor

San Jose, CA 95110

Attention:  Brian Kim, President

EarthLink, Inc.

1375 Peachtree Street, N.E.

Atlanta, Georgia  30309

Attention:  Chief Executive Officer

SK-EarthLink Management Corp.

1375 Peachtree Street, N.E.

Atlanta, Georgia  30309

Attention:  Chief Executive Officer

2.8.         Partnership Treatment.  It is intended that the Operating Company will be treated as a partnership solely for United States federal and, to the extent permitted by applicable law, state and local income tax purposes.  The Members agree to take any action reasonably requested by the Operating Company that may be desirable to ensure that the Operating Company is so treated.  No Member shall take any action that is inconsistent with such treatment.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1.         Representations of SKTI, EarthLink and the Management Company.  As of the date hereof, each of SKTI, EarthLink and the Management Company, severally and not jointly, represents and warrants to the others as set forth below.

3.1.1       Power and Authority.  It has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform fully its obligations hereunder.

3.1.2       Binding Agreement.  This Agreement has been duly executed and delivered by it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.1.3       Notices, Reports and Filings.  No notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any Governmental Entity, in connection with its execution and delivery of this Agreement, except those that have been made or obtained or that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to (a) result in a Material Adverse Effect on the Operating Company.

3.1.4       Non-Contravention.  The execution, delivery and performance of this Agreement by it does not, and the consummation by it of the transactions contemplated hereby will not, constitute or result in (a) a breach or violation of, or a default under, its organizational documents, (b) a breach of or violation of or a default under, or the acceleration of any obligations of or the creation of a lien or encumbrance on its assets (with or without notice, lapse of time or both) pursuant to any Contracts binding upon it or any law, statute or regulation or governmental or non-governmental permit or license to which it is subject or (c) any change in the rights or obligations of any party under any of such Contracts to which it is a party, except, in the case of clause (b) or (c) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect on the Operating Company.

ARTICLE 4
TRANSFER RESTRICTIONS

4.1.         Transfer Restrictions.  Until such time as a Type A Triggering Event (as defined in Article 5 of the Management Company Certificate) shall occur, each Member agrees that it and its Subsidiaries and Parent Entities shall not Transfer or permit any Transfer, in any single transaction or series of related transactions, any JV Securities that are, directly or indirectly, Beneficially Owned by it, except in accordance with the terms of this Agreement and the Stockholders’ Agreement.  Any Transfer of any JV Securities other than in accordance with this Agreement and the Stockholders’ Agreement shall be null and void.

4.1.1       Lock-In Period.  During the five (5) year period immediately following the Contribution Closing (the “Lock-in Period”), the Members and their Subsidiaries and Parent Entities shall not Transfer or solicit any Transfer of any JV Securities without the prior written consent of the non-transferring Class B Members, which, during the first three (3) years of the Lock-in Period, can be withheld in any such Class B Member’s sole discretion and, during the last two (2) years of the Lock-in Period, cannot be unreasonably withheld.  After the expiration of the Lock-In Period, the Members and their Subsidiaries may, subject to the restrictions on Transfer contained in this Article 4, Transfer all or any portion of their JV Securities to a Third Party without the necessity of obtaining the prior written consent of each of the Class B Member(s).  Furthermore, under no circumstances shall a Class B Member Transfer its JV Securities during the pendency of a Contribution Breach by such Class B Member.

4.1.2       Permitted Transfers.  Notwithstanding anything in Section 4.1.1 to the contrary, the following Transfers of JV Securities will be permitted (the “Permitted Transfers”) without the necessity of obtaining the written consent of the Class B Members:

(a)                                  a Transfer to a Parent Entity (to which the Member is a wholly-owned Subsidiary) or a wholly-owned Subsidiary of the Member;

(b)                                 a Transfer in connection with a Public Offering as a selling stockholder;

(c)                                  a Transfer to the Operating Company or the Management Company; and

(d)                                 a pledge to a financial institution of a Member’s JV Securities in connection with a borrowing secured by a Member’s JV Securities together with substantially all of that Member’s other assets.

4.1.3       Agreement to be Bound.  In all circumstances other than those described in Section 4.1.2(b), a Transfer of JV Securities shall be given effect by the Operating Company or Management Company only upon receipt of the written agreement of the recipient of the transferred JV Securities agreeing to be bound by the terms and conditions of this Agreement or the Stockholders’ Agreement, as the case may be, and the Confidentiality Agreement.

4.1.4       Effect of Transfer.  Upon any Transfer of all of a Member’s JV Securities, the transferring Member will have no continuing rights or obligation under this Agreement or the Stockholders’ Agreement but shall continue to be bound by any Ancillary Agreements to which it is a party, in accordance with their terms.

4.2.         Prohibited Transferees.

4.2.1       Non-EarthLink Prohibited Transferees.  Notwithstanding anything to the contrary contained herein, the Members, other than EarthLink or a Subsidiary or Parent Entity of EarthLink, shall not Transfer or attempt to Transfer any JV Securities to any of the Third Parties set forth on Schedule 4.2.1 or to any successor or Affiliate of such Third Parties (“Non-Earthlink Prohibited Transferees”), except as expressly permitted under Section 4.2.3.

4.2.2       Non-SKT Prohibited Transferees.  Notwithstanding anything to the contrary contained herein, the Members, other than SKTI or a Subsidiary or Parent Entity of SKTI, shall not Transfer or attempt to Transfer any JV Securities to any of the Third Parties set forth on Schedule 4.2.2 or to any successor or Affiliate of such Third Parties. (“Non-SKT Prohibited Transferees”), except as expressly permitted under Section 4.2.3.

4.2.3       Limitation on Prohibited Transferees.  The prohibition on Transfers to Prohibited Transferees (as defined below) shall not apply to Transfers pursuant to a Public Offering.  In addition, if the Percentage Interest of the Total Outstanding Shares of either EarthLink or SKT falls below ten percent (10%), then the other party shall no longer be bound by the restrictions on Transfers to the applicable Prohibited Transferees set forth on Schedules 4.2.1 and 4.2.2. The Non-EarthLink Prohibited Transferees and the Non-SKT Prohibited Transferees shall collectively be referred to as the “Prohibited Transferees”.

4.3.         Right of First Refusal.  Subject to Section 4.5, if a Member (the “First Party”) receives a bona-fide written offer by a Third Party to purchase all or a portion of the First Party’s Membership Units (the “Subject Interest”) that the First Party desires to accept, the First Party shall promptly after receipt of the offer deliver notice (the “Transfer Notice”) to the Operating Company and any non-transferring Class B Members (each non-transferring Class B Member a “Second Party” and collectively, the “Second Parties”) stating that the First Party proposes to Transfer the Subject Interest.  The Transfer Notice shall (i) specify the purchase price and other material terms of the Transfer of the Subject Interest, (ii) identify the proposed purchaser, (iii) specify the date scheduled for the Transfer (which date shall not be less than ninety (90) days after the date the Transfer Notice is delivered) and (iv) have attached thereto a copy of the bona fide offer and any ancillary agreements containing terms and conditions of the sale of the Subject Interest.  Within sixty (60) days after receipt of a Transfer Notice, the Second Part(ies) shall have the right to elect to purchase a portion of the Subject Interest being sold equal to their respective ROFR Percentage Interests (a “Right of First Refusal”), on terms and conditions no less favorable to the First Party than those set forth in the Transfer Notice; provided, that if such terms and conditions include non-cash assets or non-financial requirements that would be impracticable to satisfy, then such Second Part(ies) shall not be required to satisfy such terms, conditions and requirements, and the purchase price for the Subject Interest will include an amount equal to the fair market value of such non-cash assets.  If the First Party is not a Class B Member and a Second Party declines to purchase its proportionate share of the Subject Interest, then the remaining Second Party will have the right to purchase the entire Subject Interest.  If the Second Part(ies) elect to purchase the Subject Interest, the First Party and the Second Part(ies) shall use reasonable efforts to consummate the closing of the purchase of the Subject Interest as soon as reasonably practicable and in any event within one hundred twenty (120) calendar days after receipt of the Transfer Notice (the “ROFR Termination Date”), provided, that if the closing does not occur by then due to the failure to receive any required regulatory approvals or consents, the ROFR Termination Date may be extended by either the First Party or the Second Part(ies) until such approvals are received, but in no event for a period of more than one hundred eighty (180) calendar days after receipt of the Transfer Notice.  If the First Party is not a Class B Member, each Second Party elects to purchase its entire ROFR Percentage Interest of the Subject Interest and one Second Party fails to make such purchase by the ROFR Termination Date (as it previously may have been extended) for any reason, then the other Second Party will have the right to purchase the entire Subject Interest, provided that the closing for such purchase occurs within thirty (30) days following the ROFR Termination Date (as it previously may have been extended).  If the Right of First Refusal is not exercised by the Second Part(ies) as to the entire Subject Interest within sixty (60) days of receipt of the Transfer Notice or the entire Subject Interest is not purchased from the First Party prior to the ROFR Termination Date, as adjusted for any extension thereto, then the First Party may sell the Subject Interest to the proposed purchaser identified in the Transfer Notice on the terms set forth therein, subject to the Tag-along Right of the Second Part(ies) provided in Section 4.4, below.  If a Second Party agrees to purchase any portion of the Subject Interest in accordance with the foregoing and fails to complete the purchase of such portion of the Subject Interest prior to the ROFR Termination Date, other than as a result of a denial of any required regulatory approvals or consents or another Second Party’s failure to close the purchase of any portion of the Subject Interest that such other Second Party has agreed to purchase, then such non-purchasing Second Party shall be deemed to have breached this Agreement and, in addition to any other right or remedy available to the First Party, the Management Company or any other Second Party, shall be deemed to have forfeited its Tag-along Right under Section 4.4 in connection with the First Party’s right to sell the Subject Interest to the Third Party named in the Transfer Notice.  The above Right of First Refusal shall not apply to a transaction which constitutes a Change of Control of a Class B Member.

4.4.         Tag-along Right.  If the Right of First Refusal is not exercised as to the entire Subject Interest within sixty (60) days of receipt of the Transfer Notice or the entire Subject Interest is not purchased from the First Party on or before the ROFR Termination Date, as it may have been extended, then each Second Party will have the right to sell to the Third-Party purchaser identified in the Transfer Notice a portion of the Subject Interest, from such Second Party’s Membership Units, equal to the Subject Interest multiplied by such Second Party’s Percentage Interest (“Tag-along Right”); provided that no Second Party that has breached its obligations under Section 4.3 with respect to any Subject Interest may exercise any Tag-along Right with respect to such Subject Interest.  A Second Party electing to exercise its Tag-along Right shall provide to the Operating Company and the First Party written notice of such election (the “Tag-along Election Notice”) within such sixty (60) day period.  The Tag-along Election Notice shall specify the number of Membership Units to be included in the sale to the Third-Party purchaser.  Any sale pursuant to this Section 4.4 shall be consummated not later than sixty (60) days following delivery of the Tag-along Election Notice.

4.5.         Limitation on the Right of First Refusal and Tag-along Right.  The Right of First Refusal and Tag-along Right described in Sections 4.3 and 4.4, above, shall not apply to Permitted Transfers (as defined in Section 4.1.2).  The Right of First Refusal and the Tag-along Right shall apply during the Lock-in Period only if the consent of the non-transferring Members is obtained.  Following the expiration of the Lock-in Period, the Right of First Refusal and Tag-along Right shall apply whether or not the consent of the non-transferring Members is obtained.  The Right of First Refusal and the Tag-along

Right shall terminate upon a Public Offering of the Class A Common Stock and the availability of Rule 144 to Members for the Transfer of their Membership Units.

4.6.         Put-Call on Contribution Breach.  From and after the occurrence of a Contribution Breach, the non-breaching Class B Member shall have the right to offer to the breaching Class B Member, to either: (a) call and purchase all, but not less than all, of the JV Securities of the breaching party and its Affiliates at a purchase price equal to eighty percent (80%) of the fair market value of the JV Securities of the breaching party and its Affiliates, or (b) put and cause the breaching party to purchase all, but not less than all, of the JV Securities of the non-breaching party and its Affiliates, at a purchase price equal to one hundred and twenty percent (120%) of the fair market value of the JV Securities of the non-breaching party and its Affiliates. The fair market value shall be determined by first obtaining the appraisals of two independent nationally recognized United States investment banking firms.  If the two appraisals differ by more than ten percent (10%), then a third appraiser shall be engaged which shall determine which of the appraisals most accurately reflects the fair market value of the JV Securities.  If the first two appraisals are within ten percent (10%), then they will be averaged to determine the fair market value.  The parties shall close the transaction within one hundred and twenty (120) days of the non-breaching party’s notice to the breaching party of its election to effect the put or call, as the case may be.  If the put-call right is not exercised within thirty (30) days of the determination that a Contribution Breach has occurred, then the right shall expire with respect to that particular breach. The exercise of the put and call rights set forth above is optional, but, if exercised, shall be the exclusive remedy available to the non-breaching party with respect to the Contribution Breach.  A “Contribution Breach” shall mean a failure by a Class B Member to make a scheduled cash contribution of capital to the Operating Company in accordance with the Contribution and Formation Agreement, Section 9.1.1 of this Agreement or as otherwise agreed to by such Member.

ARTICLE 5
RESTRICTED SERVICES

5.1.         Restricted Services.  For the periods specified below, the Operating Company and its Subsidiaries shall not provide the services set forth in this Section 5.1 (the “Restricted Services”), except as provided in Section 5.1.3 or pursuant to a written agreement with the party benefiting from such restrictions.

5.1.1       EarthLink Services.  For so long as EarthLink or a Subsidiary of EarthLink owns a share of Class B Common Stock, the Operating Company and its Subsidiaries shall not provide the following Restricted Services that the parties deem to compete with and overlap the products and services provided by EarthLink and its Affiliates: (a) Broadband internet access, including cable, DSL, PC-based satellite and fixed wireless; (b) Dial-up internet access; (c) Web hosting services; (d) VOIP or VoWiFi services over broadband; (e) PC-based wireless Wide Area Network or Local Area Network internet access services (e.g. home networking) and (f) Internet portal service for Third Parties that are not customers of the

Operating Company or a Subsidiary thereof, except as needed for customer acquisition services and maintenance purposes.

5.1.2       SKTI Services.  For so long as SKT or a Subsidiary of SKT owns a share of Class B Common Stock, the Operating Company and its Subsidiaries shall not provide the following Restricted Services that the parties deem to compete with and overlap the products and services provided by SKTI and its Affiliates: (a) mobile virtual network enabler, wireless application service provider and managed services for wireless telecom service providers and (b) development and manufacture of wireless devices with the intent to sell such devices to wireless telecom service providers, provided, that the Operating Company and its Subsidiaries are permitted to purchase and distribute such devices that are manufactured by Third-Party manufacturers.

5.1.3       Sales to Commercial Partners.  Notwithstanding the above restrictions, the Operating Company and its Subsidiaries may offer the Operating Company Products and Services to commercial partners who bundle and sell the Operating Company Products and Services with products and services which constitute or are similar to the Restricted Services.

5.2.         Products and Services Outside the Business Plan.  The Operating Company and its Subsidiaries shall not engage in the development of new products and services that are outside of the approved Business Plan.

5.3.         Wimax Enabled Devices.  The Operating Company and its Subsidiaries, may distribute handset devices that contain the hardware and software components necessary to permit Wimax access (“Wimax Enabled Devices”) and related hand-set only Wimax access services, but, for so long as EarthLink or a Subsidiary of EarthLink owns a share of Class B Common Stock, may not sell PC-based Wimax services other than those of EarthLink.  The Operating Company and its Subsidiaries may distribute Wimax Enabled Devices to Third Parties who bundle and resell the Wimax Enabled Devices with the Wimax handset only access services of such Third Party.  The Operating Company may only offer EarthLink’s PC-based Wimax devices and services, which EarthLink shall make available to the Operating Company on prices, terms and conditions that are at least as favorable, from a financial perspective, to the Operating Company as the prices, terms and conditions of substantially similar products and services provided by EarthLink to a third party not affiliated with EarthLink.  Distribution of any other Wimax convergent devices, between PC and handset devices, must be approved by the Board of Directors.

5.4.         CDMA Laptop Cards.  Notwithstanding anything in this Agreement to the contrary, with respect to CDMA laptop cards (and related software), the Operating Company may distribute “EarthLink Wireless” branded CDMA laptop cards and “EarthLink Total Access” access software, which shall be the exclusive card and software distributed by the Operating Company, during the period (the “Exclusivity Period”) that begins on the date hereof and ends on the earlier to occur of (i) the date on which EarthLink or a Subsidiary of EarthLink ceases to owns a share of Class B Common Stock or (ii) the second anniversary of the date hereof.  Following the expiration of the Exclusivity Period, the Operating Company and its

Subsidiaries shall be permitted to market and distribute any CDMA laptop cards and related software.

5.5.         ASP.  For so long as EarthLink or a Subsidiary of EarthLink owns a share of Class B Common Stock, each Member and each Subsidiaries of a Member that acts as an ASP in the United States (each, a “Provider”) and proposes to offer ASP solutions, applications and platforms (including a license or professional service with respect thereto, but excluding Coloring Service, (each, an “ASP Item” and collectively, the “ASP Items”) to any Third Party within or for use within the United States, shall give the Operating Company written notice six (6) months prior to the proposed offer.  During the six (6) month notice period, the Operating Company shall have the option to purchase or adopt the offered ASP Item or Items from the Provider (for purposes of internal use or resale to third parties) on terms no less favorable than those offered by the Provider to the Third Party.  If the Operating Company purchases or adopts the offered ASP Items(s) from the provider within the option period, then provider shall: (a) be prohibited from offering or selling the ASP Item(s) to any Third Party in the United States or for use in the United States without the Operating Company’s written consent.  If the Operating Company declines to acquire or adopt the ASP Item(s), the Provider may provide the ASP Item(s) to the Third Party; and (b) provide the Operating Company with a reasonably detailed service deployment plan with respect to the ASP Item(s).  The foregoing shall not apply to contracts between a Provider and any Third Party entered into prior to November 1, 2004.  Under no circumstances shall SKT propose to offer ASP Items to third parties within or for use in the United States during 2005.

5.6.         Future Services.  EarthLink and SKTI acknowledge that the list of Restricted Services is complete as of the date first above written.  If EarthLink or SKT provides, any future products or services within the United States, such as wired-wireless integrated service or satellite/terrestrial digital broadcasting services, that are excluded from the then-current scope of Restricted Services, then, for so long as such Member or a Subsidiary of such Member owns a share of Class B Common Stock, EarthLink and SKT shall negotiate in good faith whether or not to include such services as part of the Restricted Services.

5.7.         Exclusivity.  EarthLink and SKT and their Subsidiaries shall not provide mobile wireless voice or data services over handsets in the United States.  Neither EarthLink nor SKT nor their respective Subsidiaries shall assist any Parent Entity or any Subsidiary of any Parent Entity in any activity that would constitute a violation of this exclusivity provision if it were performed by such party or its Subsidiaries directly.  Except as provided in this Agreement, nothing shall prohibit EarthLink or SKT or their respective Subsidiaries from competing with each other or the Operating Company, its Parent Entity or any of its Subsidiaries.  The restrictions set forth in this Section 5.7 shall terminate on the date that is two (2) years from the first date on which either Class B Member’s ownership of the Total Outstanding Shares falls below ten percent (10%).

5.8.         Right of First Negotiation.  EarthLink, for so long as EarthLink or a Subsidiary of EarthLink owns a share of Class B Common Stock, shall have a “Right of First Negotiation” for the opportunity to participate in any venture that SKTI, directly or indirectly, might launch in Canada to provide products and services substantially similar to the Operating Company

Products and Services.  Upon receipt of written notice from SKTI of its intent to pursue a similar venture in Canada, EarthLink shall have ten (10) days to exercise its Right of First Negotiation by delivering written notice to SKTI of its interest in participating in the venture.  Upon EarthLink’s exercise of its Right of First Negotiation, the parties will negotiate exclusively with one another in good faith to enter into definitive agreements and consummate the potential venture within a minimum period of one hundred fifty (150) days (which shall be extended to permit required governmental approvals).

5.9.         Availability of Injunctive Relief.  The parties acknowledge that each may seek injunctive relief under Section 17.2 to satisfy the requirement of this Article 5 as well as for any other breach of this Agreement.

ARTICLE 6
MANAGEMENT OF THE OPERATING COMPANY

6.1.         Management of the Operating Company.  The management of the Operating Company shall be vested exclusively in the Management Company.  The Management Company acknowledges that its powers are subject to the terms of the Management Company Certificate and agrees at all times to abide by the terms and conditions set forth therein.  All Strategic Decisions and Deadlock Matters (each as defined in Article 8 of the Stockholders’ Agreement) shall be made and resolved as provided in the Stockholders’ Agreement.  The Management Company shall serve until the Members shall determine by a unanimous vote of the Membership Units, excluding Membership Units held by the Management Company, to remove the Management Company.  At such time, the Members shall elect a new Management Company by a unanimous vote of the Membership Units, excluding Membership Units held by the Management Company.  If the Management Company is the sole Member of the Operating Company, then the Management Company shall be entitled to elect any successor to manage the Operating Company.  The Management Company shall have the power on behalf and in the name of the Operating Company to carry out any and all of the objects and purposes of the Operating Company and to perform or authorize all acts which it may deem necessary or advisable in connection therewith.  The Members agree that all determinations, decisions and actions made or taken by the Management Company in accordance with this Agreement and the Management Company Certificate shall be conclusive and absolutely binding upon the Operating Company, the Members and their respective successors, assigns and representatives.  Without limiting the foregoing, the Management Company shall have and may delegate to its officers the powers and responsibilities set forth in this Section 6.1.

6.1.1       Business Plan.  The power to develop and prepare the Business Plan and Operating Budget of the Operating Company each year for approval by the Management Company’s Board of Directors, in accordance with the Management Company Certificate.

6.1.2       Execute Documents.  The power to execute and deliver Contracts and other documents in the ordinary course of the Operating Company’s business.

6.1.3       Retain and Terminate Personnel.  The power to employ, retain, consult with and dismiss personnel.

6.1.4       Internal Controls.  The power to establish and enforce corporate governance and financial policies including, without limitation, limits of authority and internal controls with respect to all personnel and functions.

6.1.5       Outside Advisors.  The power to engage attorneys, consultants, accountants and other agents and representatives of the Operating Company.

6.1.6       Books and Records.  The power to develop or cause to be developed accounting procedures for the maintenance of the Operating Company’s books of account and the selection of appropriate financial systems and controls.

6.1.7       Tax Elections.  The power to make all tax elections in a manner which, unless SKTI or EarthLink disagree, will maximize or accelerate tax deductions or minimize or defer taxable income.

6.1.8       Other Powers.  The power to do all such other acts as shall be specifically authorized by (a) this Agreement or (b) by the Members in writing from time to time.

6.2.         Compensation.  The Management Company shall not be entitled to compensation for services rendered to the Operating Company in its capacity as the Management Company, but shall be entitled to receive from the Operating Company reimbursement of all of its out of pocket costs and expenses (a) required in connection with managing the business of the Operating Company Business, and (b) incurred in connection with making filings and reports under the Securities Act and the Exchange Act (including registration statements).

6.3.         Issuances of Membership Units.  The Management Company is hereby authorized to cause the Operating Company to issue Membership Units to the Initial Members in connection with the initial Contribution Closing in the amounts set forth on Schedule 9.1.1, and, from time to time thereafter, to issue additional Membership Units, upon approval of the Board of Directors of the Management Company and in accordance with terms of this Agreement.

6.4.         Officers.  The Initial Members will select the Chief Executive Officer of the Operating Company (the “CEO”).  The CEO will be an employee of the Operating Company and will report to the Board of Directors of the Management Company.  The CEO, together with the Board of Directors of the Management Company, will select the other Officers, define their roles and responsibilities and determine their compensation and other terms of employment.  In the absence of a CEO, the Board of Directors of the Management Company may appoint such other Officers to perform the functions and duties of the CEO until a new CEO is selected by the Board of Directors of the Management Company.   No Officer shall, without the prior approval of the Board of Directors of the Management Company, take or permit to be taken any action on behalf of or in the name of the Operating Company or enter into any commitment or obligation binding upon the Operating Company, except for (i) actions authorized in accordance with the terms and conditions of this Agreement and (ii) actions authorized by the Board of Directors of the Management Company in the manner set forth herein.  The Management Company shall have the full and exclusive right, power and authority to act on behalf of the Operating Company except to the extent that the Management Company permits the Officers or any one of them to exercise such power on behalf of the Management Company.

ARTICLE 7
MEMBERS

7.1.         Powers of Members.  Members shall have only such rights and powers as are granted to Members pursuant to the express terms of this Agreement and the Act.  Except as otherwise expressly and specifically provided in this Agreement and, no Member, in such capacity, shall have any authority to bind, to act for, to sign for or to assume any obligation or responsibility on behalf of, any other Member or the Operating Company.  Except as expressly set forth in this Agreement, no action by the Operating Company shall require the vote or approval of any Member in its capacity as a Member.

7.2.         Partition.  Each Member waives any and all rights that it may have to maintain an action for partition of the Operating Company’s property.

7.3.         Place of Members’ Meetings.  Meetings of Members (each, a “Members’ Meeting”) shall be held at the principal office of the Operating Company, or at such other place as Members shall unanimously agree.

7.4.         Meetings.  A Members’ Meeting may be called by any Member for any matter which is appropriate for consideration thereat.  Members’ Meetings shall be held from time to time, but no fewer than once in each calendar year.  Meetings shall be chaired by the Chairman of the Management Company, and the Secretary of the Meeting shall be appointed by the Chairman of the Management Company.

7.5.         Telephonic Meetings.  Members’ Meetings may be held through the use of conference telephone or similar communications equipment so long as all Persons participating in such Members’ Meetings can hear one another at the time of such Members’ Meeting.  Participation in a Members’ Meeting via conference telephone or similar communications equipment in accordance with the preceding sentence constitutes presence in person at the Members’ Meeting.

7.6.         Notice of Meetings.  Written notice of a Members’ Meeting shall state the place, date and hour of such Members’ Meeting, and the general nature of the business to be transacted.  Notice shall be given in the manner prescribed in Section 18.2 not fewer than ten (10) days nor more than sixty (60) days before the date thereof.

7.7.         Waivers.  Notice of a Members’ Meeting need not be given to any Member who signs a waiver of notice, in person or by proxy, whether before or after the Members’ Meeting.  The attendance of any Member at a Members’ Meeting, in person or by proxy, without protesting, prior to the conclusion of such Members’ Meeting, the lack of notice of such Members’ Meeting, shall constitute a waiver of notice by such Member, provided, that such Member has been given an adequate opportunity at the meeting to protest such lack of notice.

7.8.                            Quorum.  The attendance of an authorized representative of each Class B Member, each with the right to vote their Membership Units, shall constitute a quorum at a Members’ Meeting for the transaction of any business.  If there are no Class B Members, the attendance of an authorized representative of Members holding no less than two thirds of the issued and outstanding Membership Units shall constitute a quorum.  If no quorum is present, holders of a majority of Membership Units present in person or by proxy may adjourn the Members’ Meeting and if a quorum is present, the affirmative vote of holders of at least two-thirds of the Membership Units present in person or by proxy shall constitute the action of the Members.  Notice of the adjournment (with the new date, time and place) shall be given to all Members who were absent at the time of the adjournment and, unless such date, hour and place are announced at the Members’ Meeting, to the other Members.

7.9.                            Proxies.  Every Member entitled to vote at a Members’ Meeting may authorize another Person or Persons to act for it by proxy.  Every proxy must be signed by the Member or his attorney-in-fact.  Every proxy shall be revocable in writing at the sole and absolute discretion of the Member executing it.

7.10.                     Voting Power.  Each Membership Unit shall be entitled to one (1) vote on all matters to be voted on by the Members.

7.11.                     Written Consent.  Any action required or permitted to be taken at any Members’ Meeting may be taken without a meeting if all Members consent thereto in writing.  Any such written consents shall be filed with the minutes of the proceedings.

7.12.                     Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Operating Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Operating Company, and neither the Members nor the Management Company shall be obligated personally for any such debt, obligation or liability of the Operating Company solely by reason of being a Member or the Management Company.

7.13.                     Designation of Tax Matters Member:  Tax Matters.  The Management Company shall act as the  “tax matters partner” of the Operating Company, as provided in the regulations pursuant to Section 6231 of the Code (the “Tax Matters Member”).  To the extent and in the manner provided by applicable Code sections and Regulations thereunder, the Tax Matters Member (a) shall furnish the name, address, profits interest and taxpayer identification number of each Member to the IRS and (b) shall inform each Member of administrative or judicial proceedings for the adjustment of the Operating Company items required to be taken into account by a Member for income tax purposes.  The Tax Matters Member shall not enter into an agreement with the IRS or any other taxing authority to extend the limitation period for assessment of any federal, state or local income, franchise or unincorporated business tax of any Member or owner thereof nor settle with the IRS or any other taxing authority to disallow deductions or increase income from the Operating Company with respect to any Member, unless all of the Members shall have agreed thereto.  Each Member hereby reserves all rights under applicable law, including the right to retain independent counsel of its choice at its expense (which counsel shall receive the full cooperation of the Management Company and shall be entitled to prior review of all submissions by the Operating Company in respect of any dispute with the relevant taxing authority).

7.13.1              Audit.  Notwithstanding the foregoing, each Initial Member shall retain the right to control the portion of any audit relating to depreciation or gain or loss with respect to any of the assets contributed at the Contribution Closing by or on behalf of Affiliates of such Initial Member, respectively, for any taxable year.

7.13.2              Tax Filings.  On or before May 1 of each year, the Operating Company shall provide to each Member (i) a draft Internal Revenue Service Schedule K-1 and Form 1065, (ii) information required by such Member to allocate and apportion income for state income tax purposes and (iii) such other information concerning the Operating Company reasonably requested by any Member.  Each Member shall have the right to object to any amount or information reported on such draft Schedule or Form on or before May 15 of any given year.  If the Members cannot agree about the contents of such draft Schedule or Form, the tax director of the Management Company shall resolve the dispute in such a manner that maximizes or accelerates tax deductions or minimizes or defers taxable income.

7.13.3              Material Tax Elections.  The Tax Matters Member shall not be entitled to make any material elections, including an election under Section 754 of the Code, unless all Members shall have consented thereto.

ARTICLE 8
ADMISSION OF ADDITIONAL MEMBERS

8.1.                            Admission.  Upon a Transfer of Membership Units (other than a pledge permitted under Section 4.1.2 of all or any of a Member’s Membership Units), the Operating Company is authorized to admit any Person who is a transferee of such Membership Units as an additional member of the Operating Company (each, an “Additional Member” and collectively, the “Additional Members”); provided, that no such Person shall be entitled to any rights hereunder except pursuant to a Transfer in accordance with this Agreement.  Each such Person shall be admitted as an Additional Member at the time such Person executes this Agreement and the Confidentiality Agreement or a counterpart of this Agreement and the Confidentiality Agreement and such Transfer is given effect under Article 4.

8.2.                            Acceptance of Prior Acts.  Any Person who becomes an Additional Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Operating Company prior to the date it became an Additional Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Operating Company prior to said date and which are in force and effect on said date.

ARTICLE 9
CAPITAL CONTRIBUTIONS AND
CAPITAL ACCOUNTS

9.1.                            Capital Contributions.

9.1.1                     Initial Capital Contributions.  At the Contribution Closing, the Initial Members contributed capital, or made a commitment to contribute capital, to the Operating Company in the form and amount required under the Contribution and Formation Agreement.  In exchange for such capital contributions and the commitment of each Initial Member to make all future capital contributions required under the Contribution and Formation Agreement (each an “Initial Capital Contribution”), the Operating Company issued Membership Units to the Initial Members at the Contribution Closing in the amounts set forth on Schedule 9.1.1, hereof.  Additional Initial Capital Contributions by an Initial Member in accordance with the Contribution and Formation Agreement shall not result in the issuance of any additional Membership Units or any modification to the Percentage Interest of each Initial Member set forth on Schedule 9.1.1, provided, however, the contributing Initial Member’s basis in the Membership Units issued to such Initial Member at the initial Contribution Closing shall be increased by the value of such future Initial Capital Contributions.  The Members shall adopt a revised Schedule 9.1.1 reflecting the then current Percentage Interests of the Members upon the occurrence of either of the following: (a) the admission of an Additional Member pursuant to Section 8.1; or (b) an Additional Capital Contribution pursuant to Section 9.1.2.

9.1.2                     Additional Capital Contributions.  Other than as set forth in this Agreement or the Contribution and Formation Agreement, no Member may make additional capital contributions to the Operating Company without the approval of the Management Company.  If the Management Company determines that the Operating Company requires additional capital ( “Additional Capital”), each Member shall have the right (but not the obligation) to contribute its pro rata share of such Additional Capital as measured by the Percentage Interest of such Member immediately prior to the time of contribution.  If, within thirty (30) days following receipt from the Management Company of a notice specifying the amount of Additional Capital so required, a Member fails to contribute its pro rata share of such Additional Capital, then the other Members shall have the right to contribute their pro rata portion of the uncontributed Additional Capital as measured by the Percentage Interest of each Member immediately prior to the time of contribution, excluding the Percentage Interest of the non-contributing Member. The Operating Company shall issue Membership Units for such Additional Capital as determined in accordance with Section 6.3 of this Agreement and by the Management Company. All cash contributed by the Members and all cash and investment accounts shall be held in financial institutions organized under the laws of the United States of America and deposited in accounts denominated in United States Dollars.

9.2.                            Membership Units; Capital Contributions.  The Membership Units shall be considered personal property of the Member.  Except as provided in this Agreement, no Member shall be entitled to the return of its Capital Contribution or to receive a distribution other than as provided in this Agreement.  No return of a Member’s Capital Contributions shall be made hereunder if such distribution would violate applicable state law.  Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash, except as may be specifically provided in this Agreement.

9.3.                            Capital Accounts.  An individual Capital Account shall be established and maintained for each Member in accordance with federal income tax accounting principles.  The Capital Account of each Member shall be maintained in accordance with the provisions of this Section 9.3.

9.3.1                     Capital Account Increases.  The Capital Account of each Member shall be increased by (a) the amount of any cash and the agreed net fair market value (as used herein, “agreed net fair market value” of property shall mean the gross fair market value of the property reduced by all liabilities encumbering the property, as determined by the Board of Directors of the Management Company as of the date of contribution) of any property contributed as a Capital Contribution to the capital of the Operating Company by such Member, (b) the amount of any profits allocated to such Member and (c) amounts of gain allocated pursuant to Section 10.3.4.

9.3.2                     Capital Account Decreases.  The Capital Account of each Member shall be decreased by (a) the amount of any losses allocated to such Member, (b) the amount of any cash and the agreed net fair market value as of the date of distribution of any property distributed to such Member and (c) amounts of loss allocated pursuant to Section 10.3.4.

9.3.3                     Transferee Capital Accounts.  A transferee of a Membership Unit shall succeed to the Capital Account (or portion of the Capital Account) attributable to such transferred Membership Unit of the transferring Member.

ARTICLE 10
TAX ALLOCATIONS

10.1.                     Allocation of Profits.  After giving effect to the special allocations set forth in Section 10.3 and 10.4, profits for any Fiscal Year shall be allocated as follows:

10.1.1              Prior Losses Allocated.  First, profits for any Fiscal Year shall be allocated to those Members who are allocated losses pursuant to Section 10.2.2 in proportion to and in an amount equal to any such losses allocated to such Members pursuant to Section 10.2.2, below.

10.1.2              Percentage Interests.  Second, profits for any Fiscal Year shall be allocated among the Members in proportion to their respective Percentage Interests.

10.2.                     Allocation of Losses.  After giving effect to the special allocations set forth in Section 10.3 and 10.4, losses for any Fiscal Year shall be allocated as follows:

10.2.1              Percentage Interest.  First, losses for any Fiscal Year next shall be allocated among the Members in proportion to their respective Percentage Interests, subject to the limitation in Section 10.2.2, below.

10.2.2              Limitation on Allocation of Losses.  Losses allocated pursuant to Section 10.2.1 shall not exceed the maximum amount of losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.  In the event some, but not all, of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of losses pursuant to Section 10.2.1, the limitations set forth in this Section 10.2.2 shall be applied on a Member by Member basis so as to allocate the maximum permissible losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.  “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:  add to such Capital Account any amount which such Member is treated as obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) by virtue of such Member’s guarantee or indemnity agreement with respect to any Company debt or is deemed obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and subtract from such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

10.3.                     Special Allocations.  The following special allocations shall be made in the following order:

10.3.1              Minimum Gain Chargeback.  Notwithstanding any other provision of this Agreement, (a) nonrecourse deductions of the Operating Company within the meaning of Section 1.704-2 of the Regulations, other than partner nonrecourse deductions within the meaning of Section 1.704-2(i), of the Regulations, shall be allocated among the Members in accordance with their respective Percentage Interests, (b) any partner nonrecourse deductions within the meaning of Section 1.704-2(i) of the Regulations, shall be allocated in accordance with Sections 1.704-2(i) and 1.704-2(k) of the Regulations, and (c) if there is a net decrease in “minimum gain” within the meaning of Sections 1.704-2(d) and 1.704-2(i)(3) of the Regulations for any Fiscal Year of the Operating Company, items of gain and income shall be allocated among the Members in accordance with the “minimum gain chargeback” rules contained in Sections 1.704-2(f) and (g) and 1.704-2(i)(4) of the Regulations.  The Members’ respective interests in the Operating Company profits for purposes of allocating excess nonrecourse liabilities of the Operating Company within the meaning of Section 1.752-3(a)(3) of the Regulations shall be equal to their respective Percentage Interests.

10.3.2              Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Operating Company income and gain (consisting of a pro rata portion of each item of the Operating Company income, including gross income and gain for such Fiscal Year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, such deficit in the Capital Account of such Member as quickly as possible.  This provision is intended to comply with the “qualified income offset” requirements of Section 1.704-1(b)(2)(ii)(d) of the Regulations, and this provision shall be interpreted in accordance with those requirements.

10.3.3              Elimination of Capital Account Deficits.  In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is treated as obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations by virtue of such Member’s guarantee or indemnity with respect to Operating Company debt and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Operating Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 10.3.3 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if this Section 10.3.3 were not in the Agreement.

10.3.4              Adjustments to Capital Accounts.  If the value for Capital Account purposes of any Operating Company property is adjusted pursuant to Section 9.3 hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its adjusted value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

10.4.                     Other Allocation Rules.

10.4.1              Calculation of Profits and Losses.  Except as otherwise set forth in this Agreement, profits and losses of the Operating Company shall be determined for each Fiscal Year in accordance with the method of accounting followed by the Operating Company for federal income tax purposes and otherwise in accordance with GAAP, as modified by Section 1.704-1(b)(2)(iv) of the Regulations.  Except as otherwise provided in this Agreement, whenever a proportionate part of the Operating Company profit or loss is allocated to a Member, every item of income, gain, loss or deduction entering into the computation of such profit and loss shall be considered allocated and every item of credit or tax preference applicable to the period during which such profit or loss was realized shall be considered allocated to such Member in the same proportion.  All allocations of such items for federal income tax purposes shall be identical to the allocations set forth in this Article 10, except as otherwise required by Section 704(c) of the Code and Section 1.704-1(b)(4) of the Regulations.

10.4.2              Substantial Economic Effect.  The Members intend that the allocations of profits and losses under this Agreement shall have substantial economic effect (or be consistent with the Members’ interests in the Operating Company in the case of allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto.  Accordingly, the provisions of Article 10 hereof and the other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.  It is the Members’ intention that the Operating Company comply with the provisions of Section 1.704-1(b) of the Regulations.  However, should such section be modified in a manner that, in the event the Operating Company were to comply with such section as modified, the economic intentions of the Members would be distorted, the economic intentions of the Members shall govern.

10.4.3              Closing of the Books Method.  If a Member Transfers its interest in the Operating Company, the distributive shares of the various items allocable among the Members during such Fiscal Year of the Operating Company shall be allocated between the transferor and the transferee based on the closing-of-the-books method, which will result in the allocation of items between the transferor and the transferee based on the respective portions of such Fiscal Year in which each was a Member.  However, if both the transferor and the transferee consent, the distributive shares of the various items allocable among the Members may be allocated between the transferor and the transferee on the basis of the number of days in such Fiscal Year preceding and following the effective date of the transfer.

10.4.4              Built-in Gain or Loss.  In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the Operating Company shall, solely for federal income tax purposes, be allocated among the Members so as to take account of any variation between the tax bases of such property and such property’s fair market value as of the time of contribution to the Operating Company.  Unless otherwise agreed by the Members, such allocations shall be made pursuant to the “traditional method,” as set forth in Section 1.704-3(f) of the Regulations without curative or remedial allocations.

10.4.5              Income Tax Effects.  The Members are aware of the income tax consequences of the allocations made in this Article 10 and hereby agree to be bound by the provisions of this Article 10 in reporting their shares of Company income and loss for income tax purposes, except to the extent otherwise required by law.

ARTICLE 11
DISTRIBUTIONS

11.1.                     Distributions.  Except as otherwise provided in Sections 11.2 and 11.5, below, all distributions to Members with respect to each Fiscal Year shall be made in accordance with the Member’s respective Percentage Interests at such times and in such amounts, if any, as the Management Company shall determine.

11.2.                     Distribution of the Proceeds upon Dissolution.  Upon a dissolution of the Operating Company, the net proceeds of dissolution shall be applied and distributed in the order of priority set forth below.

11.2.1              Operating Company Obligations.  First, towards the satisfaction of all outstanding debts and other obligations of the Operating Company, including expenses of dissolution and the establishment of any reserves deemed necessary by the Management Company for any contingent or unforeseen liabilities or obligations of the Operating Company.

11.2.2              Member Loans.  Second, towards repayment of outstanding loans, if any, made by Members to the Operating Company.

11.2.3              Capital Accounts.  Third, proceeds will be distributed to the Members in accordance with the positive balances of their Capital Accounts until such Capital Account balances are equal to zero.

11.2.4              Percentage Interests.  Fourth, to the Members in accordance with their respective Percentage Interests.

11.3.                     No Withdrawal.  No Member may withdraw any amount from its Capital Account except as otherwise provided in this Agreement.

11.4.                     Mandatory Tax Distribution.  The Operating Company shall, to the extent that sufficient free cash flow is available, distribute to each Member on a quarterly basis the product of (i) such Member’s share of the Operating Company’s quarterly profits, and (ii) the highest marginal federal income tax rate plus five percent (5%).  In the event the Operating Company’s free cash flow is insufficient to fund such distributions, the Operating Company shall make distributions of the free cash flow it has, in proportion to amounts that would otherwise be payable.

11.5.                     Limitations on Distributions.  No distribution shall be made if prohibited by Section 18-607 of the Act.

ARTICLE 12
ANCILLARY AGREEMENTS; OPERATING BUDGETS; FINANCIAL REPORTS

12.1.                     Ancillary Agreements.  The Ancillary Agreements are being entered into by the Members in consideration of the transactions contemplated herein and in the Contribution and Formation Agreement.  The Ancillary Agreements shall be applicable to transferees of the Initial Members to the extent specifically provided therein.

12.2.                     Operating Budgets.  Not later than October 1st of each year, the CEO of the Operating Company shall submit to the Management Company the Business Plan.  The initial Business Plan is attached as Exhibit A.

12.3.                     Financial Reports.

12.3.1              Annual Statements.  As soon as practicable following the end of each Fiscal Year, but in any event in sufficient time to permit the Class B Members to report financial performance on a consolidated basis, the Operating Company shall cause to be prepared and delivered to each Class B Member the audited statement of income and statement of cash flows for such Fiscal Year, audited balance sheet as of the end of such Fiscal Year, and accompanying notes to financial statements for the Operating Company, on a consolidated basis, prepared in accordance with GAAP and the Operating Company accounting practices.

12.3.2              Quarterly Statements.  As soon as practicable following the end of each fiscal quarter, but in any event within thirty (30) days after the end of such quarter, the Operating Company shall cause to be prepared and delivered to each Class B Member an unaudited statement of income (including taxable income) and statement of cash flows for such quarter and an unaudited balance sheet as of the end of such quarter on a consolidated basis, prepared in accordance with GAAP and the Operating Company accounting and tax practices.

12.3.3              Monthly Statements.  As soon as possible following the end of each calendar month in each Fiscal Year, but in any event within fourteen (14) days after the end of such month, the Operating Company shall cause to be prepared and delivered to the Class B Member an unaudited statement of income (including taxable income) and statement of cash flows for such month and an unaudited balance sheet as of the end of such month on a consolidated basis, prepared in accordance with GAAP and the Operating Company accounting and tax practices.  The Operating Company shall provide the Class B Members with a monthly report of significant operating and financial statistics including number of subscribers, subscriber churn statistics, minutes of use, average revenues per subscriber, acquisition costs and capital expenditure efficiency statistics and such additional statistics and information as may be approved from time to time by the Management Company for internal use by the Operating Company.  The Operating Company shall submit a best estimate of the actual results for each month in sufficient time to permit the Class B Members to appropriately record other income in a timely fashion.

12.3.4              Additional Information.  The Operating Company shall, upon reasonable notice, give each of the Class B Members, for so long as it Beneficially Owns Membership Units, during regular business hours, reasonable access to the properties, documents and records, financial and otherwise, of the Operating Company, and shall provide copies or extracts of the Operating Company’s documents and records as the Class B Members may reasonably request.

12.4.                     Books and Records.  The Management Company shall prepare and file, or cause to be prepared and filed, all applicable federal, state and local tax returns.  Such books of account and tax returns, together with a copy of this Agreement, shall at all times be maintained at the principal place of business of the Operating Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member’s interest in the Operating Company.  The Operating Company shall (a) retain such books of account and tax returns until the expiration of the applicable statute of limitations of the Operating Company and each Member (and, to the extent a Member notifies the Operating Company, any extensions thereof), and (b) give each Member reasonable written notice prior to transferring, destroying or discarding any such books of account or tax returns and, if the Member so requests, allow such Member to take possession of such books of account or tax returns.

ARTICLE 13
TERMINATION OF THE OPERATING COMPANY; LIQUIDATION
AND DISTRIBUTION OF ASSETS

13.1.                     No Dissolution.  The Operating Company shall not be dissolved by the admission of Additional Members in accordance with the terms of this Agreement.

13.2.                     Events Causing Dissolution.  The Operating Company shall be dissolved and its affairs shall be wound up upon the first to occur of the events set forth in this Section 13.2:

13.2.1              Written Consent.  The written consent of all Class B Members or, if there are no Class B Members, a majority of all Members.

13.2.2              Unlawful to Continue.  The occurrence of any event which makes it unlawful for the Operating Company to be continued.

13.2.3              Order of Dissolution.  The issuance of a decree by any court of competent jurisdiction that the Operating Company be dissolved and liquidated.

13.3.                     Survival.  In the event of a dissolution, this Agreement and the provisions set forth herein, except Articles 1, 13, 17 and 18 and Section 16.8, which shall survive indefinitely, shall terminate.

13.4.                     Winding Up.  In the event of the dissolution of the Operating Company for any reason, the Management Company shall proceed promptly to wind up the affairs and liquidate the assets of the Operating Company.  Except as otherwise provided in this Agreement, the Members shall continue to share distributions and allocations during the period of liquidation in the same manner as before dissolution.  The Management Company shall have complete discretion to determine the time, manner and terms of any sale of the Operating Company property pursuant to such liquidation.

13.5.                     Filing of Certificate of Cancellation.  Upon the completion of the winding up of the Operating Company, the Management Company shall file a certificate of cancellation with the Secretary of State of the State of Delaware as provided in Section 18-203 of the Act.

13.6.                     Material Breach.  A Material Breach shall not automatically result in the termination of this Agreement.  However, upon the occurrence of a Material Breach, the non-breaching party may, in addition to its rights under Section 4.6 of this Agreement, make a claim against the breaching party in its own name and in the name of the Operating Company for damages caused by the Material Breach in accordance with Article 17.

13.7.                     Claims of the Members.  The Members and former Members shall look solely to the Operating Company’s assets for the return of their Capital Contributions, and if the assets of the Operating Company remaining after payment of or due provision for all debts, liabilities and obligations of the Operating Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Operating Company, the Management Company or any other Member.

ARTICLE 14
WITHDRAWAL OF A MEMBER

14.1.                     Withdrawal of a Member.  A Member shall cease to be a Member if it no longer Beneficially Owns any Membership Units (a “Withdrawal Event”).  Immediately after a Withdrawal Event, the withdrawn Member and its Affiliates shall have no continuing rights or obligations under this Agreement but will remain subject to the terms of Ancillary Agreements to the extent provided by, and in accordance with, the express terms thereof.  Subject to compliance with Article 4 hereof, a Member may voluntarily cause a Withdrawal Event and such action shall not be a breach of this Agreement.

14.2.                     Effect of Withdrawal.  This Agreement shall continue notwithstanding any withdrawal by a Member and all governance rights set forth herein with respect to such Member shall be exercised by the remaining Member.  No withdrawal shall relieve a Member of liability for any prior breach of this Agreement.

ARTICLE 15
EXCHANGE AND PRE-EMPTIVE RIGHTS

15.1.                     Exchange of Membership Units.  A holder of Membership Units (other than the Management Company) may, at its option, exchange, at any time and from time to time, any or all of its Membership Units for validly issued, fully paid and non-assessable shares of Class A Common Stock pursuant to the terms of this Article 15 and the Management Company Certificate.  The number of shares of Class A Common Stock obtained from the exchange of the Membership Units shall be determined by multiplying the number of Membership Units to be exchanged by the Membership Unit Exchange Rate then in effect.  Such right shall be exercised by the holder of the Membership Units to be exchanged by surrendering the certificate representing the Membership Units to be exchanged to the Management Company, during normal business hours at the principal offices of the Management Company, accompanied by a written notice from the holder stating that the Membership Units are being presented for exchange.  Upon exercise of such exchange right, the Management Company shall issue the appropriate number of shares of Class A Common Stock to the holder of the Membership Units being exchanged and, shall be named as the record holder of the Membership Unit exchanged on the books of the Operating Company.  The “Membership Unit Exchange Rate” shall be initially set at one (1).  In the event there is any stock split, distribution, dividend, combination (as set forth in Articles 5.13 and 5.14 of the Management Company Certificate) or similar transaction related to the Class A Common Stock in which there is not an identical combination or split or similar transaction related to the Membership Units, the Membership Unit Exchange Rate in effect immediately after such event shall be equal to the Membership Unit Exchange Rate in effect immediately before such event multiplied by (a) the number of shares of Class A Common Stock outstanding immediately after such event, and divided by (b) the number of shares of Class A Common Stock outstanding immediately before such event.  In the event there is any split, combination or other similar transaction related to the Membership Units in which there is not an identical stock split, distribution, dividend, combination or similar transaction related to the Class A Common Stock, the Membership Unit Exchange Rate in effect immediately after such event shall be equal to the Membership Unit Exchange Rate in effect before such event multiplied by (a) the number of Membership Units outstanding immediately before such event, and dividend by (b) the number of Membership Units outstanding immediately after such event. The Management Company agrees that upon any such surrender, the Management Company shall issue the appropriate number of shares of Class A Common Stock to the Member.  No exchange of Membership Units shall be effective until such time as the appropriate number of fully paid non-assessable shares of Class A Common Stock shall have been duly issued in exchange therefor.

15.2.                     Public Offering of Class A Common Stock.  Upon completion of a Public Offering by the Management Company and contribution of the net proceeds from such Public Offering to the Operating Company, the Operating Company shall issue to Management Company a number of Membership Units determined by the Membership Unit Exchange Rate based on the number of shares of Class A Common Stock sold in the Public Offering.

15.3.                     Issuance and Conversion of Preferred Stock.  Upon the Management Company’s issuance of shares of Preferred Stock that are convertible to shares of Class A Common Stock and contribution of the net proceeds from such issuance to the Operating Company, the Operating Company shall issue to the Management Company a number of Membership Units equal to the number of shares of Preferred Stock issued divided by the product of (a) the Membership Unit Exchange Rate and (b) the number of shares of Class A Common Stock one share of Preferred Stock is then convertible into.  The holder of any shares of convertible Preferred Stock may exercise its right to convert the shares to shares of Class A Common Stock in accordance with the terms of the Preferred Stock.

15.4.                     Equity Plan Compensation.  Upon the Management Company’s issuance of shares of Class A Common Stock in connection with the exercise of Class A Options and contribution of the proceeds from the exercise of such Class A Options, the Operating Company shall issue to the Management Company a number of Membership Units determined by the Membership Unit Exchange Rate then in effect based on the number of shares of Class A Common Stock to the number of shares of Class A Common Stock issued in connection with the exercise of such Class A Options.

15.5.                     Availability of Authorized and Unissued Class A Common Stock.  The Management Company will at all times reserve and keep available a sufficient number of authorized but unissued shares of Class A Common Stock to permit the conversion of the outstanding shares of Class B Common Stock, Membership Units, and shares of convertible Preferred Stock and the exercise of any outstanding Class A Options.  The Management Company covenants that if any shares of Class A Common Stock require registration with or approval of any governmental authority under any foreign, federal or state law before such shares of Class A Common Stock may be issued upon such conversion or exchange, the Management Company will promptly cause such shares to be so registered or approved, as the case may be.  The Management Company will use its reasonable best efforts to list the shares of Class A Common Stock required to be delivered by the Operating Company upon such conversion or exchange prior to such delivery upon each national securities exchange or other recognized trading market upon which the outstanding Class A Common Stock is listed at the time of such delivery.  The Management Company covenants that all shares of Class A Common Stock that are issued, converted or exchanged as provided in this Article 15 shall, upon issuance, be validly issued, fully paid and non-assessable.

15.6.                     Preemptive Rights.  Except for issuances of Membership Units to the Management Company as expressly provided herein, each Class B Member shall have the right,

in accordance with this Section 15.6, to purchase from the Operating Company a sufficient number of Membership Units to ensure that its percentage of Total Outstanding Shares will not be reduced in connection with an issuance of Membership Units in a private sale of Membership Units or otherwise.  In the event a Class B Member elects to exercise its rights under this Section 15.6, the purchase price per share of Membership Units shall be equal to the fair market value of the consideration paid for the Membership Units issued to the other party(ies).

ARTICLE 16
ADDITIONAL AGREEMENTS

16.1.                     Maintenance of Parent Entity as a Party.  Each Initial Member covenants and agrees that the Parent Entity of such Initial Member shall execute a counterpart of this Agreement and shall guarantee all obligations of such Initial Member hereunder. This section shall similarly apply to any subsequent Parent Entity.

16.2.                     Certificates.  Membership Units shall be represented by a certificate or certificates, setting forth upon the face thereof that the Operating Company is a limited liability company formed under the laws of the State of Delaware, the name of the Person to which it is issued and the number of Membership Units which such certificate represents.  Such certificates shall be entered in the books of the Operating Company as they are issued, and shall be signed by the CEO of the Operating Company.  Upon any Transfer of Membership Units permitted under this Agreement (other than a pledge permitted under Section 4.1.2, the transferring Member shall request the Operating Company to (i) issue to the transferee a certificate representing the number of Membership Units so Transferred and (ii) surrender to the Operating Company the existing certificate and the Operating Company shall issue to the transferring Member certificates representing the remaining Membership Units, if any, held by such transferring Member after taking into account such Transfer.  All certificates representing Membership Units (unless registered under the Securities Act), shall bear the following legend:

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT IN A TRANSACTION WHICH IS REGISTERED UNDER, EXEMPT FROM, OR OTHERWISE IN COMPLIANCE WITH THE FEDERAL AND STATE SECURITIES LAWS, AS TO WHICH THE COMPANY HAS RECEIVED SUCH ASSURANCES AS THE COMPANY MAY REQUEST, WHICH MAY INCLUDE, A SATISFACTORY OPINION OF COUNSEL.

ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY, AND SUBJECT TO, THE TERMS AND PROVISIONS OF A STOCKHOLDERS’ AGREEMENT BETWEEN SK-EARTHLINK MANAGEMENT CORP. AND

THE STOCKHOLDERS SET FORTH THEREIN AND A LIMITED LIABILITY COMPANY AGREEMENT BETWEEN SK-EARTHLINK LLC AND THE MEMBERS NAMED THEREIN, EACH DATED THE [         DAY OF           , 2005].   A COPY OF THE STOCKHOLDERS’ AGREEMENT AND THE LIMITED LIABILITY COMPANY AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY.  BY ACCEPTANCE OF THIS CERTIFICATE, THE HOLDER HEREOF AGREES TO BECOME BOUND BY THE STOCKHOLDERS’ AGREEMENT AND LIMITED LIABILITY COMPANY AGREEMENT.

16.3.                     Security.  Each Membership Interest shall constitute a “security” within the meaning of (a) Article 8 of the Uniform Commercial Code (including Section 8-l02(a)(15) thereof) as in effect from time to time in the States of Delaware and New York and (b) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

16.4.                     Lost or Destroyed Certificates.  The Operating Company may issue a new certificate for Membership Units in place of any certificate or certificates theretofore issued by it, alleged to have been lost or destroyed, upon the making of an affidavit of that fact, and providing an indemnity in form and subject reasonably satisfactory to the Management Company by the Person claiming the certificate to be lost or destroyed.

16.5.                     Most Favored Company.  Each of SKTI and EarthLink shall use its reasonable best efforts to make available to the Operating Company and its Subsidiaries the benefits of its agreements with vendors on terms no less favorable than those generally available to it or its Affiliates.

16.6.                     Most Favored Pricing.  Each of SKTI and EarthLink shall offer its products and services to the Operating Company on most favored customer pricing terms for substantially similar volumes of substantially similar products and services.  If the Operating Company agrees to such pricing, the Operating Company and EarthLink or SKT, as applicable, shall enter into commercially reasonable agreements containing such pricing and other commercially standard terms.

16.7.                     Change of Control.  If there is a Change of Control, the Operating Company has no obligation to make a disposition of any of its properties or to take any other action to eliminate any resulting product or service overlaps with SKTI or EarthLink, as the case may be, or regulatory conflicts.

16.8.                     Standstill.  No Class B Member shall, and each Class B Member shall cause its Subsidiaries to not, take any of the following actions without the prior written consent of the other Class B Members, or the Board of Directors of the Management Company, as appropriate:

(a)                                  acquire or seek to acquire Beneficial Ownership of any securities, including rights or options, of another Class B Member or the Operating Company (other than, with respect to the Operating Company, as permitted by this Agreement, the Management Company Certificate or any other Ancillary Agreement);

(b)                                 propose to enter into any merger, purchase of substantially all the assets or any other business combination involving another Class B Member;

(c)                                  participate in any solicitation of proxies to vote, or seek to advise any Person with respect to the voting of, any securities of another Class B Member; propose any stockholder proposals for submission to a vote of stockholders of another Class B Member, or propose any person for election to, or the removal of any member from, the board of directors of another Class B Member; or in any way seek to influence the management or policies of another Class B Member; or

(d)                                 enter into any discussions or understandings with any Third Party which would result in a violation of the foregoing.

The foregoing obligations of the Class B Members shall terminate upon one (1) year after:  (a) the dissolution of the Operating Company; or (b) the transfer or conversion by either Class B Member of the Class B Common Stock of the Management Company Beneficially Owned, directly or indirectly, by the Member or its Subsidiaries.

16.9.                     Non-Hire and Non-Solicitation of Employees.  A Class B Member shall not hire or attempt to hire any Operating Company employee or any “loaned” employee working for the Operating Company while it or a Subsidiary owns a share of Class B Common Stock and for a period of one (1) year thereafter; provided, however, that nothing herein shall be deemed to prohibit a Class B Member from conducting solicitations of the general public for employment by such Class B Member.

16.10.              Members’ Expenses.  Each party shall pay for the expenses incurred in connection with its directors and employees attending meetings.  The Management Company shall develop a plan for compensating outside directors.

16.11.              Insurance.  The Operating Company shall purchase and maintain insurance coverage adequate to cover risks of such types and in such amounts as are customary for companies of similar size engaged in similar lines of business, including, without limitation, liability insurance for the benefit of its employees and officers with respect to claims against such employees and officers in their capacity as employees and officers in such amounts as the Management Company shall determine are adequate.

16.12.              Freedom of Action.  No Member shall be liable for breach of any fiduciary duty to the Operating Company.  In the event that a Member acquires knowledge of a potential transaction, agreement, arrangement or other matter which may be a corporate opportunity for both such Member and the Operating Company, such Member shall not have any duty to communicate or offer such corporate opportunity to the Operating Company and such Member shall not be liable to the Operating Company for breach of any fiduciary or other duty by reason of the fact that such Member pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not communicate such corporate opportunity to the Operating Company.  The Members acknowledge and agree that the terms of this Section 16.12 shall in no way restrict or expand that rights and obligations of the Members set forth in Article 5.

16.13.              Indemnification.  The Operating Company shall, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, indemnify any Person who is a party, or is threatened to be made a party, to any Litigation by reason of the fact that such Person is or was a Member, an officer of the Operating Company or of a Member, or a member of the Board of Directors of a Member or is or was a member, a member of the board of directors or an officer, director, employee or agent of another Person at the request of the Operating Company, for any Losses suffered or incurred in connection with such Litigation, unless such Person acted fraudulently or with willful misconduct.  No amendment of this Section 16.13 shall affect the rights of the parties indemnified hereunder which exist as of the date of such amendment.

ARTICLE 17
DISPUTE RESOLUTION

17.1.                     Dispute Resolution.  Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 17.1, which shall be the sole and exclusive procedure for the resolution of any such dispute.

17.1.1              Negotiation Between Executives.  The Members shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by direct negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement, unless there is no executive of a higher level.  Any party may give the other party written notice of any dispute not resolved in the normal course of business.  Within fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response.  The notice and the response shall include:  (a) a statement of each party’s position and a summary of arguments supporting that position; and, (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive.  Within thirty (30) days after delivery of the disputing party’s notice, the executives of each Member shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All reasonable requests for information made by one party to the other will be honored.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

17.1.2              Mediation With Mutually Agreed-Upon Neutral.  If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing party’s notice, or if the Members fail to meet within twenty (20) days, the Members shall submit the dispute to non-binding mediation under the then-current CPR Institute for Dispute Resolution’s (“CPR”) Model Mediation Procedure for Business Disputes, and endeavor (but not be obligated) to settle the dispute in such mediation.  CPR’s address at the time of this Agreement is 366 Madison Avenue, 14th Floor, New York, New York 10017 (212-949-6490) and its website is “www.cpradr.org.”  The Members agree to use their reasonable best efforts and good faith to agree mutually on a mediator, to be selected from the CPR Technology Panel of Neutrals.  If the Members fail to select a mutually acceptable mediator within thirty (30) days after either party’s notice to the other party that they request non-binding mediation pursuant to this subsection, CPR will appoint a mediator from the Technology Panel.

17.1.3              Arbitration.  All disputes arising out of or relating to this Agreement not resolved pursuant to non-binding Mediation within thirty (30) days or as this time period may be extended by written agreement of the Members shall be settled finally in an arbitration conducted under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) and as provided in this Section 17.1.3.

(a)                                  The arbitration proceedings shall be conducted in New York, New York, U.S.A.

(b)                                 The arbitration proceedings shall be governed by the laws of New York.

(c)                                  The language of the arbitration proceedings shall be English.

(d)                                 The arbitral tribunal shall consist of three (3) arbitrators, one (1) of which shall be selected by SKTI and one (1) of which shall be selected by EarthLink.  The third arbitrator shall be selected by the two (2) arbitrators appointed by SKTI and EarthLink.

(e)                                  The International Bar Association’s Rules on the Taking of Evidence in International Commercial Arbitration shall apply together with the ICC Rules governing any submission to arbitration incorporated in this Agreement.

(f)                                    Every award shall be binding on the Members.  By submitting the dispute to arbitration under the ICC Rules, the Members undertake to carry out any award without delay and shall be deemed to have waived their right to any form of recourse insofar as such waiver can validly be made.

(g)                                 This agreement to arbitrate shall be binding on the Members and their respective successors, assigns and Affiliates.

(h)                                 The prevailing party in any arbitration proceeding conducted pursuant to this Agreement may recover its reasonable fees both for legal representation and related costs in any action to enforce this Agreement in any judicial or arbitration proceeding.

(i)                                     The Members waive any right or claim to punitive or exemplary damages and agree that punitive or exemplary damages are not within the contemplation of this Agreement.  No arbitral tribunal may order an award consisting in whole or in part of punitive or exemplary damages.

17.1.4              Tolling of Statutes of Limitation.  All applicable statutes of limitation and defenses based on the passage of time shall be tolled while the procedures specified in Section 17.1.2 and Section 17.1.3 are pending.  The Members will take such action, if any, required to effectuate such tolling.

17.2.                     Right to Injunctive Relief Before Appointment of Arbitrators.  With respect to any violations of this Agreement which would cause or might cause irreparable injury to any one of the parties to this Agreement, any party may, in addition to any other rights under this Agreement and notwithstanding the dispute resolution procedures including, particularly, the arbitration agreement contained in this Section 17.2, seek specific performance of this Agreement and injunctive relief in any court of competent jurisdiction against any ongoing violation of this Agreement.  Prior to the appointment of the arbitrators pursuant to the arbitration agreement, any party hereto may seek provisional or interim measures from any court of competent jurisdiction.  After the appointment of the arbitrators, the arbitrators shall have exclusive power to consider and grant requests for provisional or interim measures.

ARTICLE 18
MISCELLANEOUS

18.1.                     Governing Law.  This Agreement and the rights and obligations of the Members shall be governed by and construed in accordance with and subject to the laws of the State of Delaware.

18.2.                     Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) on the first calendar day following the date of delivery in person or by telecopy (in each case with telephonic confirmation of receipt by the addressee), (ii) on the first calendar day following timely deposit with an overnight courier service, if sent by overnight courier specifying next day delivery or (iii) on the first calendar day that is at least five (5) days following deposit in the mails, if sent by first class mail, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to SKTI:

SK Telecom International, Inc.

The Concourse IV

1735 Technology Drive

8th Floor

San Jose, CA 95110

Attention:  Brian Kim, President

Facsimile:  (408) 975-9222

with a copy to:

SK Telecom Co., Ltd.

11, Euljiro2-ga, Jung-gu

Seoul, 100-999, Korea

Attention:  Mr. Seung – Kook Synn

Facsimile:  (822) 6100-7966

with a copy to:

Paul Hastings Janofsky & Walker LLP

21-22/F Bank of China Tower

1 Garden Road

Bank of China

Hong Kong

Attention:  Jong Han Kim

Facsimile:  (852) 2524-2131

If to EarthLink:

EarthLink, Inc.

1375 Peachtree Street, N.E.

Atlanta, Georgia  30309

Attention:  Chief Executive Officer

Facsimile:  (404) 892-7616

Copy to:  General Counsel

with a copy to:

Hunton & Williams LLP

600 Peachtree Street, N.E., Suite 4100

Atlanta, Georgia 30308

Attention: Tinley W. Anderson, III

Facsimile: (404) 602-9050

If to the Operating Company:

SK-EarthLink LLC

1375 Peachtree Street, N.E.

Atlanta, Georgia  30309

Attention:  CEO

Facsimile:

with a copy to:

SK-EarthLink Management Corp.

1375 Peachtree Street, N.E.

Atlanta, Georgia  30309

Attention:  Legal Department

Facsimile:

18.3.                     Compliance with Applicable Laws.  The Operating Company shall provide each Class B Member with access to all of the books, records and other information of the Operating Company necessary to permit each such Class B Member to satisfy its compliance obligations under the Sarbanes-Oxley Act of 2002 and under all other applicable state, federal and foreign laws.

18.4.                     Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

18.5.                     Counterparts.  For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute the same agreement.

18.6.                     Headings.  All section headings are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

18.7.                     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns and shall not be assignable except to the extent expressly permitted hereby and any purported assignment of this Agreement or of any Membership Units in violation of this Agreement shall be null and void and of no force or effect.  The rights and obligations under this Agreement shall be assigned by a Member to a transferee in connection with the Transfer to such transferee pursuant to Section 4.

18.8.                     Entire Agreement; Amendment; Waiver.  This Agreement (including any exhibits and schedules hereto) and the Ancillary Agreements (including any exhibits and schedules thereto), supersede all prior agreements, written or oral, among the Members with respect to the subject matter hereof and thereof and contain the entire agreement among the Members with respect to the subject matter hereof and thereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by the Management Company and each Member owning more than ten percent (10%) of the Total Outstanding Shares.  No waiver of any provisions hereof by any Member shall be deemed a waiver of any other provisions hereof by any such Member, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Member.

18.9.                     No Relief of Liabilities.  No Transfer by a Member of Beneficial Ownership of any JV Securities shall relieve such Member of any liabilities or obligations to the Operating Company or the other Member, that arose or accrued prior to the date of such Transfer.

18.10.              Further Assurances.  The Parties hereto shall at any time, and from time to time execute and deliver such additional instruments and other documents and shall at any time, and from time to time take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

18.11.              Third Party Beneficiaries.  NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY THIRD PARTY ANY RIGHTS OR REMEDIES OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT AND THE MANAGEMENT COMPANY SHALL HAVE NO DUTY OR OBLIGATION TO ANY CREDITOR OF THE OPERATING COMPANY TO REQUEST AND THE MEMBERS SHALL HAVE NO OBLIGATION TO ANY CREDITOR TO MAKE SCHEDULED OR ADDITIONAL CONTRIBUTIONS TO THE CAPITAL OF THE OPERATING COMPANY.

[Signature page to follow]

IN WITNESS WHEREOF, the Initial Members have executed this Agreement as of the date first above written.

EARTHLINK, INC.

By:
Name:
Title:

SK TELECOM INTERNATIONAL, INC.

By:
Name:
Title:

SK-EARTHLINK MANAGEMENT CORP.

By:
Name:
Title:

Schedule 9.1.1

Member	Percentage Interest	Initial Capital Contributions			Non-Cash Contributions	Membership Units

SKTI	49.9999998%		$220,000,000.00		$0	50,000,000

					Net
EarthLink	49.9999998%		$180,000,000.00		$40,000,000.00	50,000,000

Management Company	0.0000004%	$	[	]	$0	2

TOTAL	100.00%					100,000,002